Exhibit 10.5

FOUNDING STOCKHOLDERS’ AGREEMENT

THIS FOUNDING STOCKHOLDERS’ AGREEMENT (this “Agreement”), dated as of April 22, 2005, is made by and among PaeTec Corp., a Delaware corporation (the “Company”), PaeTec Communications, Inc., a Delaware corporation and wholly owned subsidiary of the Company (the “Subsidiary”), Arunas A. Chesonis, Algimantas K. Chesonis, Joseph D. Ambersley, Timothy J. Bancroft, John Baron, Bradford M. Bono, Edward J. Butler, Jr., Richard E. Ottalagana, Richard J. Padulo and Daniel J. Venuti. The foregoing individuals are sometimes referred to in this Agreement collectively as the “Stockholders” and individually as a “Stockholder.”

W I T N E S S E T H :

WHEREAS, each Stockholder is the beneficial owner of the number of shares of the Class A common stock, par value $0.01 per share, of the Company (the “Class A Common Stock”) and Class B common stock, par value $0.01 per share, of the Company (the “Class B Common Stock”) set forth opposite the name of such Stockholder on Schedule 1 attached hereto;

WHEREAS, each Stockholder, other than Arunas A. Chesonis and Algimantas K. Chesonis, is a party to a Stock Rights Agreement between the Company and such Stockholder (as amended from time to time, “Stock Rights Agreements”);

WHEREAS, Arunas A. Chesonis is a party to a Stock Purchase Agreement, dated as of July 17, 1998, among the Company, the Subsidiary and such Stockholder (the “Arunas Chesonis Stock Purchase Agreement”);

WHEREAS, Algimantas K. Chesonis is a party to a Stock Purchase Agreement, dated as of July 20, 1998, among the Company, Arunas A. Chesonis and Algimantas K. Chesonis (together with the Arunas Chesonis Stock Purchase Agreement, the “Chesonis Stock Purchase Agreements”);

WHEREAS, Arunas A. Chesonis is a “Majority Stockholder” under the Stockholders’ Agreement, dated as of September 9, 1999, as amended as of February 4, 2000, among the Company, Arunas A. Chesonis, Christopher Edgecomb, Trustee of the Christopher E. Edgecomb Living Trust dated April 25, 1998, Jeffrey P. Sudikoff and the CCS Group Stockholders (the “CCS Group Stockholders”) set forth on the signature pages thereof (the “Campuslink Stockholders’ Agreement”);

WHEREAS, the Company wishes (i) to consummate a recapitalization (the “Recapitalization”) in which, among other transactions, the Class A common stock and the Class B common stock, par value $0.01 per share, of the Company will be reclassified into a single class of common stock, par value $0.01 per share, of the Company (the “New Common Stock”) and (ii) immediately after the consummation of the Recapitalization, to offer, issue and sell shares of the New Common Stock in an underwritten initial public offering (the “IPO”) registered under the Securities Act of 1933, as amended (the “Securities Act”);

WHEREAS, if the IPO constitutes a “Qualified Public Offering,” as defined in Section 11 of Article VI (the “QPO Provision”) of the Restated Certificate of Incorporation of the Company in effect as of the date hereof (the “Certificate of Incorporation”), the Company may require the holders of the Series A Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Series A Preferred Stock”) to convert all, and not less than all, of the then-outstanding shares of the Series A Preferred Stock into common stock of the Company in connection with the closing of the IPO;

WHEREAS, the existing definition of a “Qualified Public Offering” requires the Company to (i) issue and sell “Common Stock” (as such term is defined in the QPO Provision) pursuant to a “Public Offering” (as such term is defined in the QPO Provision) at a price per share of Common Stock paid to the Company which equals or exceeds (x) 1.5 times (y) the conversion price of the Series A Preferred Stock in effect immediately prior to the consummation of such Public Offering (the “Series A Conversion Price”) and (ii) receive gross proceeds of such Public Offering which equal or exceed $50 million;

WHEREAS, the Company has proposed to amend the definition of “Qualified Public Offering” in the QPO Provision to provide that a “Qualified Public Offering” will occur even if the public offering price per share of Common Stock in the IPO does not equal or exceed the minimum price specified in the QPO Provision, but that the Series A Conversion Price will be reduced in such event according to a formula specified in such amendment (such amendment in the form specified in this Agreement, the “QPO Amendment”);

WHEREAS, in connection with the IPO, the Company will file with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) (i) a certificate of amendment to the Certificate of Incorporation containing the QPO Amendment and additional amendments to the Certificate of Incorporation, which shall be effective prior to the closing of the IPO (the “Certificate of Amendment”), and (ii) an amended and restated certificate of incorporation of the Company, which shall be effective from and after the closing of the IPO (the “Restated Certificate of Incorporation”);

WHEREAS, to facilitate the consummation of the IPO, the Company proposes to enter into an agreement (the “Series A Stockholder Agreement”) with the holders of the Series A Preferred Stock pursuant to which such holders will consent to and approve the QPO Amendment and other matters related to the Recapitalization and the IPO;

WHEREAS, upon consummation of the IPO, in partial consideration of various consents, approvals and other actions by certain Campuslink Stockholders (as defined herein) and certain other stockholders of the Company, the Company proposes to sell shares of the New Common Stock to certain Campuslink Stockholders and such other stockholders if the Series A Conversion Price is reduced pursuant to the QPO Amendment;

WHEREAS, in connection with the IPO, the Company proposes to take other actions pursuant to agreements referred to herein with the Campuslink Stockholders and other stockholders, all dated as of the date hereof; and

WHEREAS, following a recommendation of a committee of the Board of Directors of the Company (the “Board of Directors”) composed exclusively of disinterested directors, the Board of Directors has reviewed the transactions contemplated by this agreement and determined that this Agreement is in the best interests of the Company and its stockholders;

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

ARTICLE I

APPROVALS, CONSENTS AND WAIVERS

1.1. Approval of Charter Amendments. Concurrently with the execution and delivery of this Agreement, each Stockholder, in such Stockholders’ capacity as owner of record or trustee, general partner, managing member, attorney-in-fact or other authorized signatory of an owner or owners of record of the shares of Class A Common Stock and Class B Common Stock set forth opposite the name of such Stockholder on Schedule 1 attached hereto, acting with respect to all of such shares of Class A Common Stock and Class B Common Stock so owned of record, has delivered to the Company, as applicable, one or more duly executed counterparts of a written consent in lieu of a meeting of stockholders of the Company, in the form attached hereto as Exhibit A, approving and consenting to various matters, including each of the following:

(i)	the Certificate of Amendment in the form attached to such written consent;

(ii)	the Restated Certificate of Incorporation in the form attached to such written consent; and

(iii)	the Amended and Restated Bylaws of the Company in the form attached to such written consent (the “Restated Bylaws”).

The Company shall file the Certificate of Amendment with the Delaware Secretary of State, and the Certificate of Amendment shall become effective under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”), prior to the IPO Closing Time. The Restated

Certificate of Incorporation and the Restated Bylaws shall become effective under the Delaware General Corporation Law as of the IPO Closing Time or as soon as reasonably practicable thereafter and shall continue in effect thereafter until amended in accordance with their respective terms and the Delaware General Corporation Law.

1.2. Termination of Stock Rights Agreements and Chesonis Stock Purchase Agreements. Each of the Stock Rights Agreements and each of the Chesonis Stock Purchase Agreements shall automatically terminate and be of no further force or effect as of the IPO Closing Time without the necessity of any further action by any party to any of such Stock Rights Agreement. To the extent that the execution, delivery and performance of this Agreement by any of the parties hereto shall be deemed to be, or to require, a modification or an amendment to any of the Stock Rights Agreements or either of the Chesonis Stock Purchase Agreements, this Agreement shall constitute a “written consent” within the meaning of Section 11 such Stock Rights Agreement and the applicable provisions of each Chesonis Stock Purchase Agreement necessary for this Agreement to constitute such a modification or amendment and for such modification or amendment to be a valid and binding obligation of each party to such Stock Rights Agreement and such Chesonis Stock Purchase Agreement.

1.3. Execution of Other Agreements; Other Matters.

1.3.1. Concurrently with the execution and delivery of this Agreement, Arunas A. Chesonis has delivered to the Company a duly executed counterpart of each of the following agreements:

(i)	the Voting Agreement, dated as of the date hereof, among the Company and the Stockholders (as such term is defined therein);

(ii)	the Termination Agreement, dated as of the date hereof, among the Company and the Stockholders (as such term is defined therein), with respect to the termination of the Preferred Stockholders’ Agreement;

(iii)	the Termination Agreement, dated as of the date hereof, among the Company, the Majority Stockholders (as such term is defined therein) and the CCS Group Stockholders, with respect to the termination of the Campuslink Stockholders’ Agreement; and

(iv)	Termination Agreement, dated as of the date hereof, among the Company and the Stockholders (as such term is defined therein), with respect to the termination of the Voting Agreement, dated February 4, 2000, among the Company and the Stockholders (as such term is defined therein).

1.3.2. To the extent that the execution, delivery and performance of the Campuslink Stock Purchase Agreement by the parties thereto or of this Agreement by any of the parties hereto shall be deemed to be, or to require, an amendment to the Campuslink Stockholders’ Agreement approved by Arunas A. Chesonis, or a waiver by Arunas A. Chesonis of his rights, if any, under the Campuslink Stockholders’ Agreement, this Agreement shall constitute a “written agreement” within the meaning of Section 8.2 and a “writing” within the meaning of Section 8.3 of the Campuslink Stockholders’ Agreement necessary for this Agreement to constitute such an amendment and waiver and for such amendment and waiver to be a valid and binding obligation of Arunas A. Chesonis, enforceable against him.

1.4. Waiver of Registration Rights; Lock-up.

1.4.1. Each Stockholder hereby waives, from and after the commencement of the Lock-up Period until expiration of the Lock-up Period, exercise of such Stockholders’ piggyback registration rights pursuant to (as applicable) the Stock Rights Agreements, the Chesonis Stock Purchase Agreements and the letter dated September 30, 1998 from the Company to the “Investors in the PaeTec $10,000,000 Offering,” in each case, whether in connection with the IPO and the IPO Registration Statement or otherwise.

1.4.2. Concurrently with the execution and delivery of this Agreement, each Stockholder has delivered to the Company a duly executed counterpart of a Lock-up Letter with respect to all of the shares of the Company’s common stock and other securities specified therein held by such Stockholder, which shall be effective for the period specified therein (the “Lock-up Period”). Each Stockholder further agrees that, as soon as reasonably practicable (and in no event later than the date on which the marketing efforts with respect to the IPO shall commence), such Stockholder shall cause each of such Stockholders’ controlled Affiliates that beneficially owns capital stock of the Company to execute a Lock-up Letter with respect to all of the shares of the Company’s common stock and other securities specified therein held by such controlled Affiliate, which shall be effective for the Lock-up Period.

1.5. Piggyback Registration Rights.

1.5.1. Upon the expiration of the Lock-up Period, each Stockholder shall be entitled to the piggyback registration rights set forth on Appendix A with respect to the New Common Stock then held by such Stockholder.

1.5.2. The piggyback registration rights granted to each Stockholder pursuant to this Section 1.5 shall expire upon the terms and conditions specified in paragraph (j) of Appendix A.

ARTICLE II

MANAGEMENT COMPENSATION

2.1. Compensation. In consideration of their continued employment by the Company, each Stockholder set forth on Schedule 2, as a condition to the obligations of such Stockholder hereunder, shall receive as soon as reasonably practicable following the IPO Closing Time compensation substantially in the form set forth opposite the name of such Stockholder on Schedule 2.

2.2. Several Rights and Obligations. The rights and obligations of each Stockholder under this Agreement are several and not joint with the rights and obligations of any other Stockholder, and no Stockholder shall be responsible for the performance of the obligations hereunder, or entitled to enforce the rights hereunder, of any other Stockholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE STOCKHOLDERS

Each Stockholder, severally and not jointly, represents and warrants to the Company as of the date hereof that:

3.1. Due Authorization. This Agreement has been duly and validly executed and delivered by such Stockholder. Assuming due authorization, execution and delivery by all other parties to this Agreement, this Agreement constitutes a valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors’ rights generally and for limitations imposed by general principles of equity. Such Stockholder has not transferred any of such Stockholders’ rights under any agreement to which the Company is a party to any other Person, including any Affiliate of such Stockholder, and no Affiliate of such Stockholder has any rights thereunder.

3.2. No Violations; Consents. Neither the execution, delivery or performance by such Stockholder of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) conflict with or constitute, with or without notice or the passage of time or both, a breach, violation or default by such Stockholder under (A) any Law applicable to such Stockholder or (B) any provision of any agreement or other instrument binding upon such Stockholder or any of its assets or properties, except for conflicts, breaches, violations and defaults, which, individually or in the aggregate, would not materially adversely affect the ability of such Stockholder to perform its other obligations under this Agreement; or (ii) require any Consents, Approvals and Filings on the part of such Stockholder.

3.3. Litigation. There is no Litigation pending or, to the knowledge of such Stockholder, threatened against such Stockholder or any of its controlled Affiliates or involving any of its properties or assets by or before any court, arbitrator or other Governmental Entity which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Stockholders as of the date hereof that:

4.1. Due Authorization. The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby to be consummated by the Company. The execution, delivery and performance by the Company of this Agreement, and the compliance by the Company with each of the provisions of this Agreement (i) are within the corporate power and authority of the Company and (ii) except as expressly provided herein, have been duly authorized by all necessary corporate action of the Company. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors’ rights generally and for limitations imposed by general principles of equity.

4.2. No Violations; Consents. Neither the execution, delivery or performance by the Company of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) conflict with, or result in a breach or a violation of, any provision of the Certificate of Incorporation or the bylaws of the Company as in effect on the date hereof; (ii) conflict with or constitute, with or without notice or the passage of time or both, a breach, violation or default by the Company under (A) any Law applicable to the Company or (B) any provision of any agreement or other instrument binding upon the Company or any of its assets or properties, except for conflicts, breaches, violations and defaults, which, individually or in the aggregate, would not materially adversely affect the ability of the Company to perform its other obligations under this Agreement; or (iii) require any Consents, Approvals and Filings on the part of the Company, except for (A) Consents, Approvals and Filings expressly contemplated by this Agreement (B) and other Consents, Approvals and Filings that, if not made or received, would not materially adversely affect the ability of the Company to perform its other obligations under this Agreement.

4.3. Litigation. There is no Litigation pending or, to the knowledge of the Company, threatened against the Company or involving any of the properties or assets of the Company by or before any court, arbitrator or other Governmental Entity which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS

5.1. Commercially Reasonable Efforts. Except as otherwise expressly provided in this Agreement, each party hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Transactions. In furtherance and not in limitation of the other covenants of the parties contained in this Agreement, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement, each party shall cooperate in all respects with each other party and use its commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts the consummation of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Section 5.1, nothing in this Section 5.1 or in Section 5.2 shall require any party to take or refrain from taking any action or to consent to any matter that would materially restrict such party’s business assets or activities or the transactions contemplated by this Agreement, or materially impair the contemplated benefits of this Agreement to such party.

5.2. Further Assurances. Subject to the last sentence of Section 5.1, at any time and from time to time after the date of this Agreement, each party shall cooperate with each other party hereto and, at the request of any other party, shall execute and deliver any further instruments or documents and shall take all such further action, whether as a stockholder of the Company (in the case of any Stockholder) or otherwise, as such other party may reasonably request in order to evidence or effectuate the consummation of the Transactions and otherwise to carry out the intent of the parties under this Agreement.

5.3. Confidentiality. In the event any Stockholder (including the officers, employees, counsel, accountants, internal and external auditors, partners, agents and other authorized representatives of such Stockholder or its Affiliates (collectively, the “Representatives”)) obtains from the Company or its representatives any Confidential Information, such Stockholder (i) shall treat all such Confidential Information as confidential, (ii) shall use such Confidential Information only for the purpose of evaluating the Transactions, (iii) shall protect such Confidential Information with the same degree of care as such Stockholder uses to protect its own proprietary information against public disclosure, but in no case with less than reasonable care, and (iv) shall not disclose such Confidential Information to any third party except to its Representatives who need to know such Confidential Information for the purpose of effectuating the transactions contemplated by this Agreement (or for enforcing any rights or remedies of such party under this Agreement) and who have been informed of and have agreed to protect the confidential nature of such Confidential Information (and such Stockholder shall be responsible for compliance with this Section 5.3 by the Representatives of such Stockholder).

5.4. Public Statement. No Stockholder shall issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Company.

ARTICLE VI

TERMINATION

6.1. Termination. This Agreement may be terminated by the Company and any Stockholder as follows:

(a) at any time, by mutual written agreement of the Company and such Stockholder;

(b) by either the Company, on the one hand, or such Stockholder, on the other hand, by notice hereunder if the Company shall not have become bound by the IPO Purchase Agreement on or before December 31, 2005 (provided that the right to terminate this Agreement under this Section 6.1(b) shall not be available to such Stockholder if the failure by such Stockholder to fulfill any of its obligations hereunder has been the cause of, or resulted in, the failure of the Company to become bound by the IPO Purchase Agreement on or before such date);

(c) by such Stockholder by notice hereunder if any Other Stockholder Agreement is amended without the prior written consent of such Stockholder in a manner which adversely affects in any material respect the contemplated benefits of this Agreement to such Stockholder; and

(d) by the Company, if it shall not have sufficient funds to pay the Series A Dividend Floor Amount, as defined in the Series A Stockholder Agreement (provided that the right to terminate this Agreement under this Section 6.1(c) shall not be available if the Company’s failure to have sufficient funds to pay the Series A Dividend Floor Amount has resulted from the Company’s failure to use commercially reasonable efforts to secure, or to cause one or more of its subsidiaries to secure, an amount of subordinated indebtedness or other indebtedness, the proceeds of which may be used to pay the Series A Dividend Floor Amount).

6.2. Effect of Termination. If this Agreement is terminated by the Company or any Stockholder pursuant to Section 6.1, this Agreement shall forthwith become void ab initio with respect to such Stockholder and there shall be no further obligations on the part of such Company or such Stockholder under this Agreement with respect to such Stockholder except for the provisions of Sections 5.3 and 5.4, this Section 6.2 and Article VII, which shall survive any termination of this Agreement with respect to any Stockholder, provided that nothing in this Section 6.2 shall relieve any party from liability for any breach of this Agreement.

ARTICLE VII

MISCELLANEOUS

7.1. Definitions. In addition to the definitions ascribed in the preamble, recitals and other Articles of this Agreement to the capitalized terms set forth in such other provisions of this Agreement, the following terms, as used in this Agreement, shall have the following meanings:

“Affiliate” shall have the meaning specified in Rule 405 under the Securities Act.

“Beneficially own” shall have the same meaning as in Rule 13d-3 promulgated under the Exchange Act, as such Rule is in effect on the date hereof.

“Business Day” shall mean any day except Saturday, Sunday and any legal holiday or a day on which banking institutions located in New York, New York are required by Law or other governmental actions to close.

“Campuslink Stock Purchase Agreement” shall mean the Campuslink Stock Purchase Agreement, dated as of the date hereof and as amended from time to time, among the Company and the Persons identified as “Campuslink Stockholders” and “Other Stockholders” on the signature pages thereof.

“Campuslink Stockholders” shall mean, collectively, the Persons identified as “Campuslink Stockholders” and “Other Stockholders” on the signature pages of the Campuslink Stock Purchase Agreement.

“Confidential Information” shall mean technical and business information relating to the Company’s intellectual property rights, trade secret processes or devices, techniques, data, formula, inventions (whether or not patentable) or products, research and development (including research subjects, methods and results), operating systems, computer software, costs, profit or margin information, pricing policies, confidential market information, budget and finances, customers, distribution, sales, marketing and production, business strategy and future business plans and any other information of a “confidential” nature, specifically including any information that is identified orally or in writing by the Company to be confidential, or that a Stockholder should reasonably understand under the circumstances to be a trade secret or information of a similar nature, provided that Confidential Information shall not include any such information which (i) was in the public domain on the date hereof or comes into the public domain other than through the fault or negligence of such Stockholder, (ii) was lawfully obtained by such Stockholder from a third party without breach of this Agreement and otherwise not in violation of the Company’s rights, (iii) was known to such Stockholder at the time of disclosure of such Confidential Information to such Stockholder by the Company, provided that such Stockholder was not, at such time, subject to any confidentiality obligation with respect thereto, or (iv) was independently developed by such Stockholder without making use of any Confidential Information.

“Consents, Approvals and Filings” shall mean any material consent, order, approval or authorization of, notification or submission to, filing with, license or permit from, or exemption or waiver by, any Governmental Entity or any other Person, including any of the foregoing pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor federal statute, in each case as the same shall be in effect at the time.

“Governmental Entity” shall mean any United States federal, state or local judicial, legislative, executive, administrative or regulatory body or authority.

“Initial Investors’ Stock Purchase Agreement” shall mean the Initial Investors’ Stock Purchase Agreement, dated as of the date hereof and as amended from time to time, among the Company and the Persons identified as “Stockholders” on the signature pages thereof.

“IPO Closing Time” shall mean the time and date of the closing of the IPO.

“IPO Purchase Agreement” shall mean the Purchase Agreement to be entered into by the Company, the selling stockholders named therein (if any) and the representatives of the Underwriters with respect to the issuance, offering and sale by the Company and/or selling stockholders named therein (if any) of New Common Stock in the IPO.

“IPO Registration Statement” shall mean any registration statement on Form S-1 filed by the Company with the Securities and Exchange Commission with respect to the IPO.

“Laws” shall mean all United States federal, state and local laws, statutes, ordinances, rules, regulations, orders and decrees.

“Litigation” shall mean any claim, action, suit, investigation or proceeding.

“Lock-up Letter” shall mean a letter agreement in substantially the form attached hereto as Exhibit B, with such changes thereto, if any, as shall be authorized by the Underwriters, provided that no changes shall extend the duration of the Lock-up Period.

“Other Stockholder Agreements” shall mean collectively the Campuslink Stock Purchase Agreement, the Series A Stockholder Agreement and the Initial Investors’ Stock Purchase Agreement, as amended from time to time.

“Person” shall mean an individual, firm, corporation, partnership, limited liability company, association, trust, company or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof, and shall include any successor (by merger or otherwise) of such Person.

“Preferred Stockholders’ Agreement” shall mean the Stockholders’ Agreement, dated as of February 4, 2000, as amended from time to time, among the Company, the Series A Stockholders, Arunas A. Chesonis, Christopher E. Edgecomb, Trustee of the Christopher E. Edgecomb Living Trust dated April 25, 1998, and Jeffrey Sudikoff.

“Transactions” shall mean collectively (i) the Recapitalization, (ii) the offering, issuance and sale of New Common Stock in the IPO and all agreements and arrangements in connection therewith, (iii) the approval and, where applicable, filing with the Delaware Secretary of State of the Certificate of Amendment, the Restated Certificate of Incorporation and the Restated Bylaws, (iv) the transactions contemplated by the Other Stockholder Agreements, (v) the transactions contemplated by the agreements referred to in Section 1.3 and (vi) the transactions contemplated by this Agreement, including with respect to the agreements set forth in clauses (iv), (v) and (vi), the schedules, appendices and final forms of agreements and other exhibits which are attached thereto.

“Underwriters” shall mean the underwriters of the IPO.

7.2. Survival of Representations and Warranties. Except as provided in Article VI, all representations and warranties set forth in this Agreement or in any writing delivered by any party pursuant to this Agreement shall survive the transactions contemplated by this Agreement to be consummated at the Closing (regardless of any investigation, inquiry or examination made by any party or on its behalf or any knowledge of any party or the acceptance by any party of any certificate or opinion) until the first anniversary of the date on which the IPO Closing Time shall occur.

7.3. Fees and Expenses. Each party to this Agreement shall be responsible for the payment of the fees and expenses of its own advisers, counsel, accountants, investment banks and other experts, if any, and all other expenses incurred by such party in connection with the negotiation, preparation, execution, delivery and performance of this Agreement.

7.4. Specific Enforcement. The parties hereto agree that (i) irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific intent or were otherwise breached and (ii) the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they may be entitled by law or equity.

7.5. Successors and Assigns. Except as otherwise expressly provided herein, (i) all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto, whether so expressed or not, (ii) the Company may not assign or delegate all or any portion of its rights, obligations or liabilities under this Agreement with respect to any Stockholder without the prior written consent of such Stockholder and (iii) no Stockholder may assign or delegate all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the Company.

7.6. Entire Agreement. This Agreement, together with the Schedules and Exhibits attached hereto, constitutes the entire agreement among the parties hereto and thereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both oral and written, among some or all of the parties hereto and thereto with respect to such subject matter.

7.7. Notices. All notices, demands, requests, consents or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when (i) delivered personally to the recipient, (ii) telecopied to the recipient (with hard copy, (which shall not constitute notice) sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m. New York City time, on a Business Day, and otherwise on the next Business Day, or (iii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands, requests, consents and other communications shall be sent to the following Persons at the following addresses:

(i)	if to the Company, to:

PaeTec Corp.

One Northern Concourse

North Syracuse, NY 13212

Attention: Daniel J. Venuti

Facsimile: (315) 454-0690

with a copy (which shall not constitute notice) to:

Hogan & Hartson L.L.P.

Columbia Square

555 Thirteenth St., N.W.

Washington, D.C. 20004-1109

Attention: Charles E. Sieving

Facsimile: (202) 637-5910

(ii)	if to any Stockholder, to the address of such Stockholder set forth in the stock record books of the Company from time to time;

or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

7.8. Business Days. If any time period for giving notice or taking action hereunder expires on a day which is not a Business Day, the time period shall automatically be extended to the Business Day immediately following such day.

7.9. Amendments; Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, with respect to any Stockholder, without the written consent of such Stockholder and, with respect to the Company, without the written consent of the Company; provided that no such amendment, modification or supplement that adversely affects the rights or duties of any party to this Agreement shall be effective without the written consent of such party. Each party hereto may waive any of such party’s rights hereunder or lack of performance by another party hereto, but any such waiver shall not be effective with respect to any other party hereto that does not consent to such waiver.

7.10. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all of which taken together shall constitute one and the same Agreement.

7.11. Descriptive Headings; Interpretation; No Strict Construction. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs shall include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof and, if applicable, hereof. The use of the words “include” or “including” in this Agreement shall be by way of example rather than by limitation. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

7.12. Governing Law. Except to the extent that the Delaware General Corporation Law shall, by its terms, apply to the subject matter of this Agreement, this Agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to the provisions thereof relating to conflicts of law).

7.13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not render invalid or unenforceable any other provision of this Agreement.

7.14. Delivery by Facsimile and Electronic Means. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, electronic mail or other electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine, electronic mail or other electronic means to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine, electronic mail or other electronic means as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

7.15. Acknowledgement. The parties acknowledge that the consummation of the IPO remains subject to significant conditions and that this Agreement does not represent a commitment by any party hereto or by the Company or any other Person to consummate, or to use any level of efforts to consummate, the IPO. The Company may determine in its sole discretion not to pursue the IPO and, in such event, no party hereto shall incur any liability to any other party hereto as a result of such determination or the non-consummation of the IPO.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

The Company:

PAETEC CORP.

By:	/s/ ARUNAS A. CHESONIS
Name:
Title:

The Subsidiary:

PaeTec Communications, Inc.

By:	/s/ ARUNAS A. CHESONIS
Name:
Title:

The Stockholders:

/s/ ARUNAS A. CHESONIS
Arunas A. Chesonis

/s/ ALGIMANTAS K. CHESONIS
Algimantas K. Chesonis

/s/ JOSEPH D. AMBERSLEY
Joseph D. Ambersley

/s/ TIMOTHY J. BANCROFT
Timothy J. Bancroft

/s/ JOHN BARON
John Baron

/s/ BRADFORD M. BONO
Bradford M. Bono

/s/ EDWARD J. BUTLER, JR.
Edward J. Butler, Jr.

/s/ RICHARD E. OTTALAGANA
Richard E. Ottalagana

/s/ RICHARD J. PADULO
Richard J. Padulo

/s/ DANIEL J. VENUTI
Daniel J. Venuti

SCHEDULE 1

Stockholder Name and Address	Outstanding Shares of Common Stock Beneficially Owned
Arunas A. Chesonis 18 Buckthorn Run Victor, New York 14564	3,003,620

Bradford M. Bono 5 Bromley Court Voorhees, New Jersey 08043	600,000

John Baron 116 Selborne Chase Fairport, New York 14450	350,000

Daniel J. Venuti 106 Huntshill Road Solvay, New York 13209	295,500

Joseph D. Ambersley 6805 Tidewater Drive Navarre, Florida 32566	310,000

Edward J. Butler, Jr. 8570 Lakemont Drive East Amherst, New York 14051	304,000

Richard J. Padulo 5730 Pinewood Drive Building 424 B-2 Lake Worth, Florida 33463	256,376

Richard E. Ottalagana 965 Strong Road Victor, New York 14564	317,500

Algimantas K. Chesonis 17 Clarkes Crossing Fairport, New York 14450	56,000

Timothy J. Bancroft 35 Little Spring Run Fairport, New York 14450	51,653

Schedule 2

	Cash	Restricted Shares (1)
Arunas Chesonis	$3,350,000	490,000

Bradford M. Bono	$700,000	106,000

Edward J. Butler, Jr.	$350,000	53,000

John Baron	$150,000	56,000

Daniel J. Venuti	$150,000	56,000

Joseph D. Ambersley	$150,000	56,000

Richard J. Padulo	$150,000	53,000

	$5,000,000	870,000

1.	Represents restricted shares of New Common Stock, assuming a reclassification ratio of one share of Class A common Stock into one share of New Common Stock. If the reclassification ratio is other than one share of Class A common Stock into one share of New Common Stock, the number of restricted shares to which each Stockholder is entitled shall be equitably adjusted. These shares shall vest according to a reasonable time-based vesting schedule determined by the Board of Directors. The restricted shares are not transferable until vested. Each Stockholder is responsible for taxes arising out of the compensation shown.

Appendix A

Piggy-Back Registration Rights of Each Stockholder

(a) If at any time or from time to time the Company shall determine to register any of its equity securities, either for its own account or the account of a security holder or holders (other than a registration of securities relating solely to employee benefit plans or to effect a merger or other reorganization), the Company will promptly give to the Stockholder written notice thereof and, upon the written request of such Stockholder, include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all of the shares of New Common Stock that are entitled to participate in such registration pursuant to this Agreement (the “Registrable Shares”) that are specified in the written request made within 10 days after receipt of such written notice from the Company.

(b) If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Stockholder as a part of the written notice given to the Stockholder. In such event, the right of the Stockholder to registration pursuant to this Agreement shall be conditioned upon such Stockholders’ participation in such underwriting, and the inclusion of Registrable Shares in the underwriting shall be limited to the extent provided herein. The Stockholder (together with the Company and the other holders distributing their securities through such underwriting) shall enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company. Notwithstanding any other provision of this Agreement, if the managing underwriter advises in writing the Company and such Stockholders that marketing factors require a limitation of the number of shares of common stock to be underwritten and sold in such offering, the managing underwriter may exclude some or all of the shares of common stock to be sold in such offering from such registration, and the shares to be included in such registration shall be allocated pro rata among the holders of shares participating in the offering pursuant to registration rights granted by the Company (including demand and piggyback registration rights), based on the number of shares of common stock requested to be included by each holder in such registration. If the Stockholder disapproves of the terms of any such underwriting, such Stockholder may elect to withdraw therefrom by written notice to the Company and the managing underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration, and shall continue to be subject to the terms of this Agreement.

(c) The Company shall have the right to terminate or withdraw any registration initiated by it under this Agreement prior to the effectiveness of such registration whether or not the Stockholder has elected to include securities in such registration.

(d) All expenses associated with the registration (including, without limitation, registration, qualification and filing fees, printing expenses, blue sky fees, and fees and disbursements of counsel and accountants for the Company) shall be borne by the Company. Underwriters’ discounts and related charges shall be borne by the Stockholder pro rata in proportion to the number of securities being registered.

(e) In the case of each registration under this Agreement, the Company will:

(i) prepare and file a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for at least 45 days or until the distribution described in the registration statement has been completed, whichever first occurs;

(ii) furnish to the Stockholder such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such Stockholder may reasonably request in order to facilitate the public offering of the Registrable Shares; and

(iii) use its best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Stockholder, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify as a foreign corporation or as a dealer in securities or to file a general consent to service of process in any such states or jurisdictions in which it has not already done so and except as may be required by the Securities Act.

(f) The Company will indemnify the Stockholder against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act of 1933, the Securities Exchange Act of 1934, state securities law or any rule or regulation promulgated under such laws applicable to the Company in connection with any such registration, qualification or compliance, and the Company will reimburse the Stockholder for any legal and any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission, or alleged untrue statement or omission, made in reliance upon and in conformity with written information relating to such Stockholder furnished to the Company by an instrument duly executed by such Stockholder.

(g) the Stockholder will, if Registrable Shares held by such Stockholder are included in the securities as to which such registration is being effected, indemnify the Company, each of its directors and officers, and each underwriter, if any, of the Company’s securities covered by such a registration statement against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such Stockholder, such directors, officers, persons, underwriters or control persons for any legal or any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information relating to such Stockholder furnished to the Company by an instrument duly executed by such Stockholder and stated to be specifically for use therein, provided that in no event shall any indemnity under this paragraph (g) exceed the net proceeds from the offering received by such Stockholder.

(h) the Stockholder shall furnish to the Company such information regarding such Stockholder, the Registrable Shares held by such Stockholder, and the distribution proposed by such Stockholder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration referred to in this Agreement.

(j) The registration rights granted to the Stockholder in this Agreement shall expire at such time (if ever) as such Stockholder is free to sell the Registrable Shares under Rule 144 promulgated under the Securities Act (or any successor thereto) without limitation as to volume or manner of sale restrictions.

Exhibit A

Written Consent of Stockholders

Omitted

Exhibit B

Lock-up Letter

Omitted